As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333-158585

Registration No. 333-169825

Registration No. 333-155235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-158585

FORM S-3MEF REGISTRATION STATEMENT NO. 333-169825

POST-EFFECTIVE AMENDMENT NO. 2

TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-155235

UNDER

THE SECURITIES ACT OF 1933

DUPONT FABROS TECHNOLOGY, INC.

(Digital Realty Trust, Inc., as successor by merger to DuPont Fabros Technology, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	20-8718331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew P. Power

Chief Financial Officer

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service for

Digital Realty Trust, Inc. as successor by merger to DuPont Fabros Technology, Inc.)

Copy to:

Julian T.H. Kleindorfer

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of DuPont Fabros Technology, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Shares”), and any other securities remaining unissued under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-155235), filed with the Commission on November 7, 2008, as amended, pertaining to the registration of 31,162,272 Shares for resale, from time to time, by the selling stockholders named in the Registration Statement.

•	Registration Statement on Form S-3 (No. 333-158585) (the “2009 Registration Statement”), filed with the Commission on April 15, 2009, pertaining to the registration of an indeterminate amount of Shares, shares of the Registrant’s preferred stock, par value $0.001 per share (“Preferred Shares”), depositary shares representing Preferred Shares, warrants and rights of the Registrant, with an aggregate public offering price of up to $500,000,000.

•	Registration Statement on Form S-3MEF (No. 333-169825), filed with the Commission on October 10, 2010, to increase the dollar amount of securities registered under the 2009 Registration Statement by $18,650,000.

Effective September 14, 2017, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Registrant, DuPont Fabros Technology, L.P., Digital Realty Trust, Inc. (“DLR”), Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR (“REIT Merger Sub”), Digital Realty Trust, L.P., Penguins OP Sub 2, LLC and Penguins OP Sub, LLC, the Registrant merged with and into REIT Merger Sub, which was subsequently merged with and into DLR, with DLR continuing as the surviving entity (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of September, 2017.

DIGITAL REALTY TRUST, INC., as successor by merger to DuPont Fabros Technology, Inc.

By:	/s/ Joshua A. Mills

Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.